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                                                                     EXHIBIT 8.1


                          MAYNARD, COOPER & GALE, P.C.
                            1901 Sixth Avenue North
                           2400 AmSouth/Harbert Plaza
                         Birmingham, Alabama 35203-2618
                                 (205) 254-1000


                                October 8, 2001


Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203

Farmers National Bancshares, Inc.
605 Second Avenue
Opelika, Alabama 36801

          Re: Agreement and Plan of Merger dated as of September 6, 2001, (the "Agreement") between Farmers National Bancshares, Inc. ("FNB") and Alabama National BanCorporation ("ANB"), which provides for the merger of FNB with and into ANB (the "Merger")

Gentlemen:

     This letter is in response to your request pursuant to Section 9.1(e) of the Agreement that we provide you with our opinion with respect to certain of the federal income tax consequences of the consummation of the transactions set forth in the Agreement. In rendering this opinion, we have relied upon the facts presented to us in (i) the Agreement and (ii) the Proxy Statement and Prospectus filed with the Securities and Exchange Commission as part of ANB's Registration Statement on Form S-4, including the exhibits thereto along with the amendments thereto (the "Proxy Statement-Prospectus"). Additionally, we have relied upon the representations of management of FNB and management of ANB set forth in certificates of officers of those entities (which representations we have neither investigated nor verified), copies of which are attached hereto as Exhibit A and Exhibit B, respectively (collectively, the "Certificates"). We
   ---------     ---------
have assumed that the representations contained in the Certificates are accurate and complete and will be accurate and complete as of the Effective Time of the Merger and that all such representations made to the knowledge of any person or entity or with similar qualifications are and will be true and correct as if made without such qualifications. Capitalized terms used and not defined herein have the meaning given to them in the Agreement.
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October 8, 2001
Page 2

     We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Alabama and Delaware; and (iii) the Merger will be reported by ANB and FNB on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.


                                 OPINION
                                 -------

     Based upon and subject to the foregoing and assuming that the Merger will take place as described in the Agreement and that the representations made by ANB and FNB in the Certificates are true and correct both as of the date hereof and as of the Effective Time:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code");

          (ii) No gain or loss will be recognized by ANB or FNB in connection with the Merger;

          (iii) No gain or loss will be recognized by holders of FNB Common Stock that exchange all of their FNB Common Stock solely for ANB Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in ANB Common Stock);

          (iv) The tax basis of the ANB Common Stock to be received by holders of FNB Common Stock that exchange all of their FNB Common Stock solely for ANB Common Stock in the Merger will be the same as such holder's tax basis in the FNB Common Stock exchanged therefor;

          (v) The holding period of ANB Common Stock to be received by holders who exchange all of their FNB Common Stock solely for ANB Common Stock in the Merger will be the same as the holding period of the FNB Common Stock surrendered in exchange therefor, provided that such FNB Common Stock was held as a capital asset as of the Effective Time of the Merger; and
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October 8, 2001
Page 3

          (vi) ANB and FNB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to federal income tax. The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true as of the Effective Time. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Further, no opinion is expressed with respect to the United States federal income tax consequences to holders of FNB Common Stock subject to special treatment under United States federal income tax law, such as holders of FNB Common Stock, if any, who hold FNB Common Stock other than as a capital asset, who receive FNB Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold FNB Common Stock as part of a "hedge" "straddle," "constructive sale" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

     We consent to the use of this opinion as an exhibit to the Registration Statement filed by ANB relating to the proposed Merger and to the reference to us under the headings "THE MERGER - Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of ANB and FNB. No other person or party shall be entitled to rely on this opinion.


                              Very truly yours,

                              /s/ Maynard, Cooper & Gale, P.C.
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                                   EXHIBIT A
                                   ---------

                [Farmers National Bancshares, Inc. Letterhead]



                                October 5, 2001


Maynard, Cooper & Gale, P.C.
1901 6th Avenue North
Suite 2400
Birmingham, Alabama  35203-4604

Ladies and Gentlemen:

     In connection with the proposed merger of Farmers National Bancshares, Inc. ("FNB") with and into Alabama National BanCorporation ("ANB"), pursuant to the terms of that certain Agreement and Plan of Merger dated September 6, 2001 (the "Merger Agreement"), by and between ANB and FNB, as described in more detail in the Merger Agreement, you have been asked to render certain opinions at the request of ANB and FNB pursuant to Section 9.1(e) of the Merger Agreement with respect to the federal income tax treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the opinions which you have been asked to render, you are entitled to rely upon the descriptions of the transactions in the Merger Agreement as being complete and accurate descriptions of all the transactions to be undertaken pursuant to the Merger Agreement.

     In connection with the opinions which you have been asked to render, and recognizing that you will rely on this letter in rendering said opinions, the undersigned, a duly authorized officer of FNB and acting in such capacity, hereby certifies that, to the best knowledge of the management of FNB after due inquiry, the following statements are true, accurate and complete in all material respects as of the date hereof. Insofar as such certification pertains to any person or entity (including ANB and any of its subsidiaries) other than FNB and any of its subsidiaries, such certification is only as to the knowledge of the undersigned without specific inquiry. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

     1. The fair market value of the assets of FNB to be transferred to ANB will equal or exceed the sum of liabilities to be assumed by ANB, plus the amount of liabilities, if any, to which the transferred assets are subject.

     2. The ratio for the exchange of shares of FNB Common Stock for ANB Common Stock was negotiated through arms'-length bargaining. The fair market value of the ANB Common Stock, Per Share Cash Consideration and other cash consideration, in the case of fractional shares, will be approximately equal to the fair market value of the FNB Common Stock surrendered in exchange therefor.

     3. The liabilities of FNB to be assumed by ANB and the liabilities to which transferred assets of FNB are subject were incurred by FNB in the ordinary course of its business.

     4. Immediately prior to the Effective Time of the Merger, the value of the Continuing Proprietary Interest (as defined below) will be at least 50% of the value of the Existing Proprietary Interest (as defined below) of FNB. For purposes of this representation:

               (a) The Continuing Proprietary Interest means all of the shares of outstanding FNB Common Stock immediately prior to the Effective Time of the Merger, other than shares of FNB Common Stock either: (i) exchanged in the Merger for consideration other than ANB Common Stock (including FNB Common Stock surrendered or exchanged for cash or other property by dissenters); (ii) acquired in connection with the Merger (other than solely in exchange for the ANB Common Stock) by ANB or by a person related to ANB (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations); (iii) exchanged in the Merger for ANB Common Stock that, pursuant to a plan or intention existing as of the Effective Time, is either redeemed by ANB or acquired (other than solely in exchange for ANB Common Stock) by a person related to ANB (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations); or (iv) acquired prior to the Effective Time and in connection with the Merger by persons related to FNB (within the meaning of Section 1.368-1(e)(3)(i)(B) of the Income Tax
          Regulations), other than solely in exchange for ANB Common Stock or FNB Common Stock;

               (b) The Existing Proprietary Interest means: (i) all of the shares of outstanding FNB Common Stock immediately prior to the Effective Time of the Merger (including shares acquired prior to the Effective Time and in connection with the Merger by persons related to
          FNB); (ii) shares of FNB Common Stock redeemed prior to the Effective Time and in connection with the Merger; and (iii) the amount of any extraordinary distributions made by FNB with respect to its stock prior to the Effective Time and in connection with the Merger. For purposes of this representation, extraordinary distributions will not include periodic dividends that are consistent with FNB's historic dividend practice;

               (c) An acquisition of ANB Common Stock or of FNB Common Stock by a person acting as an intermediary for ANB, FNB, or a person related to ANB or FNB (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations) will be treated as made by ANB, FNB, or the related person, respectively; and

               (d) Any reference to ANB or FNB includes a reference to any successor or predecessor of such corporation to the extent provided in
          Section 1.368-1(e)(5) of the Income Tax Regulations.

     5. FNB does not hold any indebtedness owed by ANB or any subsidiary of ANB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with the Holding Company Merger.

     6. FNB and holders of FNB Common Stock will pay their respective expenses, if any, incurred in connection with the Merger.

     7. The payment of cash in lieu of fractional shares of ANB Common Stock is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid to the holders of FNB Common Stock in lieu of fractional shares of ANB Common Stock in the Holding Company Merger will not exceed one percent (1%) of the total consideration paid to the holders of FNB Common Stock in said transaction.

     8. No shareholder-employee of FNB will receive any consideration for the FNB Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered and all compensation to such shareholder-employee for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     9. FNB is not under the jurisdiction of a court in a Title 11 or similar case.

     10. FNB is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of the total assets (excluding cash, cash items, receivables and U.S. government securities) of which are stock or securities and 80% or more of the value of the total assets of which are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities owned in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's underlying assets. A corporation is considered a subsidiary for purposes of this paragraph if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.

     This letter is being furnished to you solely for your benefit and for use in rendering your opinions, and is not to be used, circulated, quoted or otherwise referred to for any other purpose (other than inclusion or use in your opinions) without the express written consent of FNB.


                                 Sincerely,

                                 FARMERS NATIONAL BANCSHARES, INC.


                                 By: /s/ F. Alton Garrett
                                 ---------------------------------
                                 Name:    F. Alton Garrett
                                 Title:   Chief Executive Officer

                                   EXHIBIT B
                                   ---------

                    STATEMENT OF FACTS AND REPRESENTATIONS
                    --------------------------------------

     This Statement of Facts and Representations is made on behalf of Alabama National BanCorporation ("ANB") to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal income tax consequences arising from consummation of the transactions described in the Agreement and Plan of Merger dated September 6, 2001 (the "Agreement"), by and between Farmers National Bank ("FNB") and ANB. Capitalized terms not otherwise used and defined herein shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated October 8, 2001, to ANB and FNB or in the Agreement, as the case may be.

     1. The ratio for the exchange of shares of FNB Common Stock for ANB Common Stock was negotiated through arms'-length bargaining. The fair market value of ANB Common Stock, the Per Share Cash Consideration and other cash consideration, in the case of fractional shares, will be approximately equal to the fair market value of the FNB Common Stock surrendered in exchange therefor.

     2. Each share of ANB common stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain issued and outstanding from and after the Effective Time.

     3. ANB does not hold any indebtedness owed by FNB or any subsidiary of FNB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with the Merger.

     4. ANB has no plan or intention to sell or otherwise dispose of any of the assets of FNB acquired in the Merger, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by ANB. Following the Merger, ANB will continue the historic business of FNB and use a significant portion of FNB's assets in such business, including the operation of the banking business of FNB conducted through FNB Bank.

     5. ANB has no plan or intention to acquire any ANB Common Stock issued in connection with the Merger; provided however that ANB engages in general share repurchase programs from time to time.

     6. None of ANB, its subsidiaries (other than in a fiduciary capacity), directors and executive officers owns any FNB Share as of the date hereof.

     7. ANB will not pay more than 40% of the total consideration to be paid for the FNB Common Stock in the Merger in the form of Per Share Cash Consideration.

     8. The payment of cash in lieu of fractional shares of ANB Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the holders of FNB Common Stock instead of issuing fractional shares of ANB Common Stock will not exceed one percent (1%) of the total consideration that will be paid to the holders of FNB in exchange for their shares of FNB Common Stock.

     9.  ANB will pay its expenses incurred in connection with the Merger.

     10. ANB is not under the jurisdiction of a court in a Title 11 or similar case.

     11. ANB is not a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of the total assets (excluding cash, cash items, receivables and U.S. government securities) of which are stock or securities and 80% or more of the value of the total assets of which are assets held for investment. For purposes of the 50% and 80% determinations under the preceding sentence, stock and securities owned in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's underlying assets. A corporation is considered a subsidiary for purposes of this paragraph if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding.



                         ALABAMA NATIONAL BANCORPORATION

                         By: /s/  William E. Matthews, V
                            --------------------------------
                           Its: Executive Vice President and
                                Chief Financial Officer


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